Exhibit 5.2

[Letterhead of Callister Nebeker & McCullough]

7 December 2006

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as counsel to Zions Bancorporation, a Utah corporation (the ACompany@), in providing this opinion with respect to the registration under the Securities Act of 1933, as amended (the “Act”) of 9,600,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock of the Company (the “Preferred Stock”) and collectively representing 240,000 shares of Preferred Stock (the “Preferred Shares” and, together with the Depositary Shares, the “Securities”), to be issued to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Keefe, Bruyette & Woods, Inc., Lehman Brothers Inc., and Ryan Beck & Co. (the “Underwriters”) pursuant to an Underwriting Agreement, dated December 4, 2006, between the Company and the Underwriters (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the ATransaction Documents@).  In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us.  We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible.

Based upon and in reliance on the foregoing, it is our opinion that (i) the Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable; (ii) the Depositary Shares have been duly authorized and validly issued by the Company pursuant to the Deposit Agreement (for purposes of this opinion, we have assumed that the Depositary has duly signed and issued the Receipts evidencing the Depositary Shares).

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Documents.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A)          This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B)           Members of our firm are admitted to the Bar in the State of Utah.  This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction.  With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Sullivan & Cromwell LLP and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP.  We believe you and we are justified in relying on such opinion for such matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading AValidity of the Securities@ in the prospectus included therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH

A Professional Corporation